Exhibit 3.1
Articles of Amendment
of the Articles of Incorporation of
Hillenbrand Industries, Inc.
The undersigned officer of Hillenbrand Industries, Inc. (hereinafter referred to as the "Corporation”), existing pursuant to the provisions of the Indiana Business Corporation Law as amended (hereinafter referred to as the “Act”), desiring to give notice of corporate action amending its Articles of Incorporation of the Corporation, certifies the following facts:
Section 1. Information. The current name of the Corporation is Hillenbrand Industries, Inc. The date of incorporation of the Corporation is August 7, 1969.
Section 2. Amendments. The exact text of Article I of the Corporation’s Articles of Incorporation is now as follows:
ARTICLE I
IDENTIFICATION
The name of the Corporation is Hill-Rom Holdings, Inc.
Section 3. Manner of Adoption and Vote.
(a) Action by Board of Directors. The Board of Directors approved this Amendment at a meeting held on: November 2, 2007.
(b) Action by Shareholders. The Shareholders of the Corporation entitled to vote in respect of the Amendment adopted and approved the Amendment at a special meeting of the shareholders held on March 13, 2008 by the following vote.

Total number of shares entitled to vote with respect to the Amendment:	62,518,925
Total number of shares voted in favor	53,998,139
Total number of shares voted against	231,243
(c) Compliance with Legal Requirements. The manner of the adoption of these Articles of Amendment and the manner in which they were proposed and approved, constitute full legal compliance with the provisions of the Act, the Articles of Incorporation as previously amended, and the Code of By-Laws of the Corporation.
Section 4. Effective Date. This amendment shall become effective at 5:01 p.m., Eastern Daylight Time, on March 31, 2008.
I hereby affirm, under the penalties for perjury, that all the facts stated above are true.

Hillenbrand Industries, Inc. (to be known as Hill-Rom Holdings, Inc. after the filing of these Articles of Amendment)
By:	/S/ Patrick D. de Maynadier
Patrick D. de Maynadier,
its Senior Vice-President, General Counsel and Secretary

Articles of Amendment of Hillenbrand Industries, Inc.

AMENDED ARTICLES OF INCORPORATION
OF HILLENBRAND INDUSTRIES, INC.
Uldis Kordons, the Secretary of Hillenbrand Industries, Inc., a corporation existing under the Indiana Business Corporation Law, as amended (the “Corporation”), desiring to give notice of corporate action amending Article 3 of its Amended Articles of Incorporation to appoint Uldis Kordons as the Registered Agent of the Corporation and Article 4 of its Amended Articles of Incorporation to increase the number of authorized shares of the Corporation from forty-six million (46,000,000) shares to two hundred million (200,000,000) shares, and the restatement of those Amended Articles of Incorporation, as so amended, in the form of these Amended Articles of Incorporation, certifies the following facts:
SUBDIVISION A
TEXT OF AMENDED AND RESTATED ARTICLES
The exact text of the Amended Articles of Incorporation of the Corporation, which supersedes and takes the place of the heretofore existing Articles of Incorporation of the Corporation, is as follows:
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
HILLENBRAND INDUSTRIES, INC.
ARTICLE 1
Identification
The name of the Corporation is HILLENBRAND INDUSTRIES, INC.
ARTICLE 2
Purpose and Powers
Section 2.1. Purposes. The purposes for which the Corporation is formed are the transaction of any or all lawful business for which corporations may be incorporated under the Indiana Business Corporation Law, (the “Act”) as the same may, from time to time, be amended.

Section 2.2. Powers. The Corporation, subject to any limitations or restrictions imposed by the Act, other law or these Articles of Incorporation (the “Articles”), shall have all powers now or hereafter vested in corporations duly organized and existing under and pursuant to the Act including without limitation any and all powers necessary or convenient to carry out its business and affairs.
ARTICLE 3
Registered Office and Registered Agent
The street address of the registered office of the Corporation is:
Route 46
Batesville, Indiana 47006
and the name and business office address of its registered agent are:
Uldis Kordons
Route 46
Batesville, Indiana 47006
ARTICLE 4
Number of Shares
The Corporation shall have authority to issue a total of Two Hundred Million (200,000,000) Shares.
ARTICLE 5
General Provisions Regarding Shares of the Corporation
Section 5.1. Preferred Stock. One Million (1,000,000) of the Shares that the Corporation has authority to issue constitute a separate and single class of Shares known as “Preferred Stock,” which may be issued in one or more series. The Board of Directors of the Corporation (the “Board”) is vested with authority to determine and state the distinguishing designations and the relative preferences, limitations, voting rights, if any, and other rights of each such series by the adoption and filing in accordance with the Act, before the issuance of any Shares of such series, of an amendment or amendments to these Articles determining the terms of such series (a “Section 5.1 Amendment”). All Shares of Preferred Stock of the same series shall be identical with each other in all respects.

Section 5.2. Common Stock. All of the remaining Shares that the Corporation has authority to issue constitute a separate and single class of Shares known as “Common Stock,” which shall be without par value and shall not be issued in series. All Shares of Common Stock shall be identical with each other in all respects.
Section 5.3. Issuance of Shares. The Board has authority to authorize and direct the issuance by the Corporation of Shares of Preferred Stock and Common Stock at such times, in such amounts, to such persons, for such consideration as it shall determine to be adequate, and upon such terms and conditions as it may, from time to time, determine, subject only to the restriction, limitations, conditions and requirements imposed by the Act, other applicable laws and these Articles, as the same may, from time to time, be amended. Upon the receipt by the Corporation of the consideration for which the Board authorized the issuance of Shares of Preferred or Common Stock, such Shares shall be deemed fully paid and nonassessable.
Section 5.4. Distributions Upon Shares. The Board has authority to authorize and direct in respect of the issued and outstanding Shares of Preferred Stock and Common Stock (i) the payment of dividends and the making of other distributions by the Corporation at such times, in such amounts and forms, from such sources and upon such terms and conditions as it may, from time to time, determine upon, subject only to the restrictions, limitations, conditions and requirements imposed by the Act, other applicable laws and these Articles, as the same may, from time to time, be amended, and (ii) the making by the Corporation of Share dividends and Share splits, pro rata and without consideration, in Shares of the same class of series or in Shares of any other class or series without obtaining the affirmative vote or the written consent of the holders of the Shares of the class or series in which the-payment or distribution is to be made.
Section 5.5. Acquisition of Shares. The Board has authority to authorize and direct the acquisition by the Corporation of the issued and outstanding Shares of Preferred Stock and Common Stock at such times, in such amounts, from such persons, for such considerations, from such sources and upon such terms and conditions as it may, from time to time, determine upon, subject only to the restrictions, limitations, conditions and requirements imposed by the Act, other applicable laws and these Articles, as the same may, from time to time, be amended. Such reacquired shares of the Corporation shall be designated “Treasury Shares” unless specifically cancelled and withdrawn by action of the Board.

ARTICLE 6
Voting Rights of Shares of the Corporation
Section 6.1. Preferred Stock. The holders of a series of shares of Preferred Stock shall have such voting rights, if any, as may have been provided for such class or series in a Section 5.1 Amendment.
Section 6.2. Common Stock. The holders of the Common Stock shall be entitled to one vote per share of Common Stock in the election of Directors of the Corporation and upon each other matter coming before any vote of the holders of the Common Stock. The holders of the Common Stock shall be entitled to exercise all voting rights of the Corporation and to receive the net assets of the Corporation upon dissolution except as otherwise provided in a Section 5.1 Amendment.
ARTICLE 7
Directors
Section 7.1. Number. The number of Directors of the Corporation shall not be less than nine (9), as may be specified in the Code of By-Laws of the Corporation or by amendment to the Code of By-Laws of the Corporation adopted by a majority vote of the Directors then in office. The Directors elected by the Shareholders shall be divided into three (3) classes, each having one-third, or as near to one-third as may be, the total number of Directors, with the term of the office of the first class to expire at the 1988 annual meeting of Shareholders, the term of the office of the second class to expire at the 1989 annual meeting of Shareholders and the term of office of the third class to expire at the 1990 annual meeting of Shareholders. At each annual meeting of Shareholders, Directors elected by the Shareholders to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of Shareholders after their election. Each Director shall hold office until his successor is elected and qualified.

Section 7.2. Vacancies. Except as may be expressly provided by law, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the Directors then in office, and Directors so chosen shall hold office for a term expiring at the next Annual Meeting of Shareholders.
Section 7.3. Removal. Any Director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the shares of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.
Section 7.4. Quorum. Unless otherwise established by a provision of these Articles of Incorporation or by the Board of Directors by appropriate provisions in the Code of By-Laws, at any meeting of the Board of Directors one-third (1/3) of the duly elected, qualified and acting members of the Board of Directors shall constitute a quorum.
Section 7.5. Amendment. Repeal. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the shares of the corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required to alter, amend or repeal this Article 7.
ARTICLE 8
Provisions for Regulation of Business and Conduct
of Affairs of Corporation
Section 8.1. Action by Shareholders. Meetings of the Shareholders shall be held at such place, within or without the State of Indiana, as may be specified in or fixed in accordance with the By-Laws or in the respective notices, or waivers of notice, thereof. Any action required or permitted to be taken at any meeting of the Shareholders may be taken without a meeting if a consent in writing setting forth the action so taken is signed by all the Shareholders entitled to vote with respect thereto, and such written consent is filed with the minutes of the proceedings of the Shareholders.

Section 8.2. Action by Directors. Meetings of the Board or any committees thereof (collectively, “Committees,” and individually, a “Committee”) shall be held at such place, within or without the State of Indiana, as may be specified in or fixed in accordance with the By-Laws or in the respective notices, or waivers of notice, thereof and shall be conducted in such manner as may be specified in the By-Laws or permitted by the Act. Any action required or permitted to be taken at any meeting of the Board or a Committee may be taken without a meeting if a consent in writing setting forth the action so taken is signed by all members of the Board or such Committee, and such written consent is filed with the minutes of the proceedings of the Board or such Committee.
Section 8.3. Code of By-Laws. The Board shall have power, without the assent or vote of the Shareholders, to make, alter, amend or repeal the By-Laws, by the affirmative vote of a number of Directors equal to a majority of the number who would constitute a full Board at the time of such action.
Section 8.4. Provisions for Working Capital. The Board shall have the power, from time to time, to fix and determine and to vary the amount to be reserved as working capital of the Corporation and, before the payment of any dividends, it may set aside out of the net profits of the Corporation such sum or sums as it may from time to time in its absolute discretion determine to be proper, whether as a reserve fund to meet contingencies or for the equalizing of dividends, or for repairing or maintaining any property of the Corporation, or for any corporate purposes that the Board shall think conducive to the best interest of the Corporation, subject only to such limitations the By-Laws may from time to time impose.
Section 8.5. Interest of Directors in Contracts. Any contract or other transaction between the Corporation and (i) any Director, or (ii) any Legal Entity (A) in which any Director has a material financial interest or is a general partner, or (B) of which any Director is a director, officer or trustee (collectively, a “Conflict Transaction”), shall be valid for all purposes, if the material facts of the Conflict Transaction and the Director’s interest were disclosed or known to the Board, a Committee with authority to act thereon, or the Shareholders entitled to vote thereon, and the Board, such Committee or such Shareholders authorized, approved or ratified the Conflict Transaction. A Conflict Transaction is authorized, approved or ratified:

(1)
By the Board of such Committee, if it receives the affirmative vote of a majority of the Directors who have no interest in the Conflict Transaction, notwithstanding the fact that such majority may not constitute a quorum or a majority of the Board or such Committee or a majority of the Directors present at the meeting, and notwithstanding the presence or vote of any Director who does have such an interest; provided, however, that no Conflict Transaction may be authorized, approved or ratified by a single Director; and

(2)
By such Shareholders, if it receives the vote of a majority of the Shares entitled to be counted, in which vote Shares owned or voted under the control of any Director who, or of any Legal Entity that, has an interest in the Conflict Transaction may be counted.

This Section shall not be construed to require authorization, ratification or approval by the Shareholders of any Conflict Transaction, or to invalidate any Conflict Transaction that would otherwise be valid under the common and statutory law applicable thereto.
Section 8.6. Indemnification of Directors, Officers and Employees. The Board of Directors may indemnify any person who is or was a director, officer or employee of the Corporation against all liability and reasonable expense incurred by such person on account of or arising out of that person’s relationship to the Corporation, provided that such person is determined in the manner specified in Indiana Code Section 23-1-37-12 to have met the standards of conduct specified in Indiana Code Section 23-1-37-8. Upon demand for such indemnification, the Corporation shall proceed as provided in Indiana Code Section 23-1-37-12 to determine whether such person is eligible for indemnification. Nothing contained in this Section shall limit or preclude the exercise of any right relating to the indemnification of or advance of expenses to any director, officer, employee or agent of the Corporation, or the ability of the Corporation to otherwise indemnify or advance expenses to any director, officer, employee or agent.

Section 8.7. Amendments of Articles of Incorporation. Except as otherwise expressly provided in Articles 6 and 8 hereof, and subject to the terms of any outstanding series of Preferred Stock, the Corporation reserves the right to increase or decrease the number of its authorized Shares, or any class or series thereof, and to reclassify the same, and to amend, alter, change or repeal any provision contained in these Articles, or in any amendment hereto, or to add any provision to these Articles or to any amendment hereto, in any manner now or hereafter prescribed or permitted by the Act or by any other applicable laws; and all rights conferred upon the Shareholders in these Articles or any amendment hereto are granted subject to this reservation. No Shareholder has a vested property right resulting from any provision in these Articles, or authorized to be in the by-Laws by the Act or these Articles, including without limitation provisions relating to management, control, capital structure, dividend entitlement, or purpose or duration of the Corporation.

SUBDIVISION B
MANNER OF ADOPTION AND VOTE
Section 1. Action by Board of Directors. The Board of Directors of the Corporation, at its regular quarterly meeting which was duly called, constituted and held on January 24, 1990, and at which a quorum was present and voting throughout, duly adopted a resolution proposing to the shareholders of the Corporation that Article 4 of the Articles of Incorporation of the Corporation be amended to provide as set forth in these Amended Articles of Incorporation and directing that that proposal be submitted to a vote of the shareholders at their next ensuing annual meeting.
The Board of Directors of the Corporation, at its regular quarterly meeting which was duly called, constituted and held April 10, 1990, and at which a quorum was present and voting throughout, duly adopted a resolution that Article 3 of the Articles of Incorporation of the Corporation be amended to provide as set forth in these Amended Articles of Incorporation.
Section 2. Action by Shareholders. The shareholders of the Corporation, at the annual meeting which was duly called, constituted and held on April 10, 1990, and at which a quorum was present and voting throughout, duly adopted a resolution amending Article 4 of the Articles of Incorporation. The number of shares of the Corporation entitled to vote in respect of the amendment, the number of shares voted in favor of the adoption of the amendment, the number of shares voted against the adoption of the amendment, and the number of shares abstaining were as follows:

Number of Shares Entitled to Vote:	37,131,112
Number of Shares Voted in Favor:	29,346,284
Number of Shares Voted Against:	1,176,243
Number of Shares Abstaining:	37,494
This instrument prepared by:
Mark R. Lindenmeyer, J.D., M.D.
Attorney At Law
Highway 46
Batesville, IN 47006

Section 3. Compliance with Legal Requirements. The manner of the adoption of the amendment, and the vote by which it was adopted, constitute full legal compliance with the provisions of the Indiana Business Corporation Law, as amended, and the Articles of Incorporation and By-Laws of the Corporation.
These Amended Articles of Incorporation have been executed on April 10, 1990.

/S/ Uldis Kordons Uldis Kordons, Secretary

STATE OF INDIANA ) ) SS:
COUNTY OF RIPLEY )
On April 10, 1990, before me, a Notary Public having jurisdiction to act in my capacity as such within such State and County, personally appeared Uldis Kordons the Secretary of Hillenbrand Industries, Inc., whom, being first duly sworn by me upon his oath according to law, acknowledged his execution of these Amended Articles of Incorporation and stated that the facts set forth therein were true.

/S/ Rita J. Eaglin Rita J. Eaglin
Notary Public State of Indiana
Ripley County
Issued thru Indiana Notary Association
My Commission Expires: 10/20/93
My County of Residence: Ripley
This instrument prepared by:
Mark R. Lindenmeyer, J.D., M.D.
Attorney at Law
Highway 46
Batesville, Indiana 47006